As filed with the U.S. Securities and Exchange Commission on February 8, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	45 Glover Avenue Norwalk Connecticut 06856	16-0468020
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

ACS Savings Plan

(Full Title of the Plan)

Don H. Liu,

Secretary

Xerox Corporation

45 Glover Avenue

Norwalk Connecticut 06856

(Name and address of agent for service)

(203) 968-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter filer ☑	Accelerated filer ☐	Non–accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, par value $1.00 per share	4,000,000	$9.07	$36,280,000	$2,586.77

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Pursuant to Rule 416(b), the number of shares being registered shall be adjusted to include any additional shares of Common Stock that may from time to time be offered or become issuable under the employee benefit plan described herein in connection with, or as a result of, stock splits, stock dividends or similar transactions, which result in an increase in the number of outstanding shares of Common Stock.

(3)	Estimated using the average of the high and low prices for Common Stock on the New York Stock Exchange on February 3, 2010 solely for purposes of determining the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum offering price.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is being filed by Xerox Corporation (the “Registrant”) for the purpose of registering 4,000,000 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), which may be issued pursuant to the ACS Savings Plan (the “Plan”). The issuance of these shares does not impact the Registrant’s earnings per share calculation and, therefore, does not have a dilutive effect.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Commission:

(1)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on February 13, 2009, and Form 10-K/A for the year ended December 31, 2008 filed with the Commission on March 13, 2009;

(2)	ACS Savings Plan’s Annual Report on Form 11-K filed for the year ended December 31, 2008, filed with the Commission on June 25, 2009;

(3)	Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the Commission on April 30, 2009, August 3, 2009 and October 22, 2009, respectively;

(4)	Registrant’s Current Reports on Form 8-K filed with the Commission on April 24, 2009 (Item 1.01 only); May 11, 2009; May 21, 2009; May 28, 2009; June 15, 2009; July 1, 2009; September 28, 2009; September 28, 2009; November 23, 2009; December 1, 2009; December 8, 2009; December 14, 2009; December 14, 2009; January 8, 2010 and February 5, 2010; and

(5)	Description of Registrant’s Common Stock, contained in Amendment No. 5 to Form 8-A filed with the Commission on February 8, 2000.

In addition, all reports (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock and the participation interests offered hereby have been passed upon by Don H. Liu, Esq., General Counsel of Xerox. As of the date of this Registration Statement, Mr. Liu beneficially owns shares of Xerox common stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant, a New York corporation, is empowered by Sections 721-726 of the New York Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation or By-laws.

The Registrant’s Certificate of Incorporation does not contain indemnification provisions. Article VIII of the Registrant’s By-laws requires the Registrant to indemnify any person made or threatened to be made a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Registrant shall have given its prior approval thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(3)(a)	Restated Certificate of Incorporation of Registrant filed with the Department of State of the State of New York on November 7, 2003, as amended by Certificate of Amendment to Certificate of Incorporation filed with the Department of State of the State of New York on August 19, 2004, Certificate of Change filed with the Department of State of the State of New York on October 31, 2007, Certificate of Amendment to Certificate of Incorporation filed with the Department of State of the State of New York on May 29, 2008, Certificate of Amendment to Certificate of Incorporation filed with the Department of State of the State of New York on February 13, 2009 and Certificate of Amendment to Certificate of Incorporation filed with the Department of State of the State of New York on February 3, 2010 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 5, 2010)

(3)(b)	By-Laws of Registrant, as amended through May 21, 2009 (incorporated by reference to Exhibit 3(b) to Registrant’s Current Report on Form 8-K filed with the SEC on May 28, 2009)

(5)(a)	Opinion of Don H. Liu, Esq. as to the validity of the shares of Xerox common stock and participation interests in the Plan*

(23)(a)	Consent of Don H. Liu, Esq. (contained in Exhibit (5)(a))

(23)(b)	Consent of PricewaterhouseCoopers LLP*

(23)(c)	Consent of Chapman, Hext & Co., P.C.*

* Filed herewith

The Registrant hereby undertakes that it will submit the Plan and any amendments thereto to the Internal Revenue Services (“IRS”) in a timely manner and will make all changes required by the IRS to qualify the Plan.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwalk, State of Connecticut, on February 8, 2010.

XEROX CORPORATION

By:	/s/ Ursula M. Burns
Name: Ursula M. Burns
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on February 8, 2010.

Signature	Title

/s/ Ursula M. Burns

Name: Ursula M. Burns	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lawrence A. Zimmerman

Name: Lawrence A. Zimmerman	Vice Chairman and Chief Financial Officer (Principal Financial Officer)

/s/ Gary R. Kabureck

Name: Gary R. Kabureck	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Glenn A. Britt

Name: Glenn A. Britt	Director

/s/ Richard J. Harrington

Name: Richard J. Harrington	Director

/s/ William Curt Hunter

Name: William Curt Hunter	Director

/s/ Robert A. McDonald

Name: Robert A. McDonald	Director

/s/ Anne M. Mulcahy

Name: Anne M. Mulcahy	Director

/s/ N. J. Nicholas, Jr.

Name: N. J. Nicholas, Jr.	Director

/s/ Charles Prince

Name: Charles Prince	Director

/s/ Ann N. Reese

Name: Ann N. Reese	Director

/s/ Mary Agnes Wilderotter

Name: Mary Agnes Wilderotter	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on February 8, 2010.

ACS SAVINGS PLAN

By:	Affiliated Computer Services, Inc. Plan Administrator

By:	/s/ LORA VILLARREAL
Name: Lora Villarreal
Title: Executive Vice President and Chief People Officer; Administrative Committee Member